Exhibit 99.6

Odyssey Group International to Acquire Concussion Drug Asset from Prevacus, Inc.

All Stock Transaction

Phase 1 Clinical Trial Site, Protocol and CRO Established

IRVINE, CA – Accesswire – January 11, 2021 – Odyssey Group International, Inc. (OTCQB: ODYY) (the “Company” or “Odyssey”), a technology and asset acquisition company focused on developing unique, life-saving medical products, is pleased to announce it has entered into a definitive agreement to acquire drug candidate PRV-002, a concussion drug therapeutic compound (mild traumatic brain injury (mTBI)), from Prevacus, Inc. (“Prevacus”) www.prevacus.com.

The definitive agreement has been signed and the transaction is expected to close by the end of February 2021, the transaction is conditional on Prevacus shareholder approval and other customary closing conditions.

There are more than 3 million sports and recreational concussions in the U.S. each year, with an additional estimated 1.5 million that go unreported. These figures do not include a high number of concussions sustained in other high-risk incidents including motor vehicle accidents and elderly falls. Given the high incidence rate of concussion and its impact on patient care, the market for a treatment is estimated to be over $2 billion dollars annually.

Several notable professional athletes have endorsed Prevacus and its drug development effort, including Brett Favre, who has long been an investor in Prevacus and endorsed the science in hopes of bringing a therapeutic treatment for concussion to market. See the Prevacus website “news” section for other notable pro-athletes who have endorsed this effort; https://prevacus.com/news/.

Dr. Jake Vanlandingham, Prevacus Chief Executive Officer, will join Odyssey and continue to be instrumental in the development of PRV-002 focused on a treatment for concussion. Dr. Vanlandingham, stated, “We are very excited to join forces with Odyssey in further development of the first drug to treat concussion. The Odyssey management group and funding mechanism will immediately allow us to continue the development of our unique nanoparticle drug in the nasal device by dramatically enhancing PRV-002 delivery to the brain,” said Dr. Vanlandingham. “The concussion drug has been proven to be safe and effective in animal models and preparations are underway for a Phase 1 human clinical trial later this year.”

Odyssey Chairman and Chief Executive Officer Michael Redmond, commented, “We have been in a joint partnership with Prevacus for the past couple of years, and have been able to witness the early development and progress of PRV-002 and its potential for treatment of concussion. We are now thrilled to own the asset, have Dr. Vanlandingham join us in bringing it to a Phase 1 human clinical trial and have Odyssey shareholders directly benefit in the potential value created by PRV-002. We look forward to closing the all-stock acquisition by the end of February.”

Concussion has become an epidemic in sports, military and elderly populations. The heterogenous nature of a traumatic brain injury requires a treatment that can work on many molecular fronts. PRV-002, through gene amplification has shown to reduce swelling, inflammation and oxidative stress simultaneously. Animal toxicology data shows a significant safety margin. Animal brain biodistribution studies show drug availability in less than 5-minutes.

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About Prevacus, Inc.

Prevacus, Inc. is a biopharmaceutical company developing drug candidates with the potential to advance treatment in the fields of traumatic brain injury and other neurological disorders. The Company's first two development candidates (PRV-002 and PreVPro) represent breakthrough strategy for treating concussion working at the molecular level to simultaneously reduce inflammation, swelling, impaired cerebral blood flow and oxidative stress.

For more information visit: http://www.prevacus.com.

About Odyssey Group International, Inc.

Odyssey Group International, Inc. (OTCQB: ODYY) is a technology and asset acquisition company with a focus in the area of life saving medical solutions. Odyssey’s corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners.

For more information, visit: http://www.odysseygi.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to close on the agreement in a timely manner, successfully complete a Phase 1 clinical trial, the economic slowdown affecting companies, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Media and Investors Contacts:

p619-832-2900

info@odysseygi.com

ClearThink

nyc@clearthink.capital

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